EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TOGA LIMITED

ARTICLE I

NAME OF COMPANY

The name of this corporation is TOGA LIMITED (the “Corporation”).

ARTICLE II

INITIAL REGISTERED AGENT AND STREET ADDRESS

The address of the Corporation’s registered agent in the State of Nevada is 3609 Hammerkop Drive, North Las Vegas, Nevada 89084. The name of its registered agent at such address is IncSmart.Biz, Inc.

ARTICLE III

PURPOSE OF COMPANY

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada.

ARTICLE IV

AUTHORIZED SHARES

(A) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is one billion twenty million (1,020,000,000) shares, each having a par value of $0.0001 per share, consisting of: (i) five hundred million (500,000,000) shares of Class A voting Common Stock, par value $0.0001 per share (the “Class A Common Stock”); (ii) five hundred million (500,000,000) shares of Class B non-voting Common Stock, par value $0.0001 per share (the “Class B Non-Voting Common Stock); and twenty million (20,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) to be designated at a future date. (The Class A Common Stock and the Class B Non-Voting Common Stock are herein sometimes collectively referred to as the “Common Stock.”)

(B) Common Stock.

(i) Dividends. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be paid in cash or otherwise with respect to the Common Stock out of the assets of the Corporation legally available therefor, upon the terms, and subject to the limitations, as the Board of Directors of the Corporation (the “Board of Directors”) may determine. Except for the voting rights referred to below, all shares of Common Stock of the Corporation shall be of equal rank and shall be identical in all respects.

(ii) Liquidation Rights. Subject to the express terms of any outstanding Preferred Stock, in the event of liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of Common Stock then issued and outstanding.

(iii) Voting Rights. Holders of Class A Common Stock shall have the right to one vote for each share held, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law and these Articles of Incorporation. Holders of Class B Non-Voting Common Stock shall not have the right to vote or be entitled to receive notice or to attend any stockholders’ meeting, except as required by the Nevada Revised Statutes. No stockholder will be permitted to cumulate their votes at any election of directors.

 (C) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

DIRECTORS

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors.

ARTICLE VI

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

BOARD OF DIRECTORS

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws of the Corporation.

ARTICLE VIII

MEETING OF SHAREHOLDERS

Meetings of stockholders may be held within or out of the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in this statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE IX

TERM OF EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE X

INDEMNIFICATION OF DIRECTORS

(A) To the fullest extent permitted by the General Corporation Law of Nevada, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Nevada is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, than a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Nevada, as so amended.

(B) Any repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Amended and Restated Articles of Incorporation to be signed by its duly authorized officer and as approved by the Board of Directors and the holders of a majority of the voting shares of capital stock of the Corporation on September 9, 2020.

TOGA LIMITED

By:	/s/ Alexander D. Henderson
Name:	Alexander D. Henderson
Title:	Secretary